Exhibit 99.1
News Release

Sprint
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contact:
Doug Duvall
571-287-8153
douglas.duvall@sprint.com

Investor Contact:
Brad Hampton
800-259-3755
investor.relations@sprint.com

Marcelo Claure Joins Sprint Board of Directors

OVERLAND PARK, Kan. - Jan. 16, 2014 - Sprint (NYSE: S) today announced its board of directors has appointed Marcelo Claure to the board, bringing the total number of board members to nine.

Mr. Claure is founder, chairman, president and CEO of Brightstar Corp., the world’s largest specialized wireless distributor and a leading provider of diversified services to the wireless industry. Today, Brightstar has a local presence in over 50 countries, earning revenues in excess of $7 billion. Brightstar has been recognized by Hispanic Magazine as the largest Hispanic company in the U.S. five of the past six years including 2013.

Prior to launching Brightstar, Mr. Claure was active in the expansion of the U.S. telecommunications market through a number of entrepreneurial endeavors including serving as president of Cellular Solutions, a successful wireless retailer in the northeast U.S.

Mr. Claure has been named Entrepreneur of the Year by USA Today/Ernst & Young and Hispanic Business Magazine. He was also selected as a Young Global Leader by the World Economic Forum, making him part of a unique, multi-stakeholder community of approximately 700 exceptional young leaders who share a commitment to shaping the global future. Mr. Claure received a B.S. in Economics and Finance and a Doctorate Honoris Causa in Commercial Science from Bentley College.

“Marcelo’s experience as an entrepreneur and businessman who created and successfully grew a global telecommunications company will bring an invaluable perspective to Sprint’s board,” said Masayoshi Son, Sprint Chairman.

About Sprint
Sprint (NYSE:S) offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served more than 54 million customers at the end of the third quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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